UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 11, 2010

FUQI INTERNATIONAL, INC.
(Exact Name of Company as Specified in Charter)

Delaware	000-52383	20-1579407
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5/F., Block 1, Shi Hua Industrial Zone Cui Zhu Road North Shenzhen, 518019 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Company’s telephone number, including area code:	+86 (755) 2580-1888

N/A
 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Conditions

On March 16, 2010, Fuqi International, Inc. (the “Company”) issued a press release announcing its preliminary financial results for the fourth quarter ended December 31, 2009 and delay in filing of its Annual Report on Form 10-K.  A copy of the March 16, 2010 press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and the information therein is incorporated herein by reference.

Item 4.02	Non-Reliance on Previously Issued Financial Statement or a Related Audit Report or Completed Interim Review.

On March 11, 2010, the management and the Audit Committee of the Company concluded that the Company’s previously issued financial statements

(i)
as of and for the three months ended March 31, 2009 as included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2009 (the “First Quarter 10-Q”),

(ii)	as of and for the three and six months ended June 30, 2009 as included in the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 6, 2009 (the “Second Quarter 10-Q”), and

(iii)
as of and for the three and nine months ended September 30, 2009 as included in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 9, 2009 (the “Third Quarter 10-Q”, and collectively with the First Quarter 10-Q and the Second Quarter 10-Q, the “Filings”),

should not be relied upon due to an error in the accounting of inventory and cost of sales.

The Company has been conducting an assessment of its internal controls as of December 31, 2009 in accordance with the Company’s Sarbanes-Oxley Act compliance procedures.  Although the Company’s assessment procedures are not yet complete, the Company believes that at least one of the identified deficiencies related to its 2009 Sarbanes-Oxley Section 404 compliance audit, thus far, constitutes a material weakness, including but not limited to the Company’s period-end closing process as of December 31, 2009.  As a result of the findings of the 2009 Sarbanes-Oxley Section 404 audit, thus far, the Company identified certain errors related to the accounting of the Company’s inventory and cost of sales.

The result of the accounting errors are expected to have a material impact on the previously issued quarterly financial statements for the first three quarters of 2009, as contained in the Filings.  Management and the accounting personnel require additional time to conduct an internal evaluation of such effects on the previously filed quarterly financial statements of 2009. Because the review is still underway, the Company is unable to accurately estimate at this time the impacts on the Company’s interim financial statements for the first three quarters of 2009.

However, based on the current status of the Company’s evaluation, it is expected that the result of the accounting errors is that the cost of sales for each of the first and second quarters of 2009 were understated and gross profit and net income, as a result, were accordingly overstated in such periods.  Based on the Company’s latest estimate, the possible overstatement is currently anticipated to be approximately 12%-14% and 21%-23% for the first quarter and the second quarter of 2009, respectively, and  the earnings per share included in the previously issued financial statements for the nine months ended September 30, 2009 were overstated by approximately $0.15-$0.19 per share based on approximately 23.0 million weighted average number of shares for the nine months ended September 30, 2009.  The foregoing estimates are based only upon preliminary information available to the Company as of the date of this Form 8-K, are subject to adjustments in connection with its ongoing review, and have not been audited by the Company’s independent registered public accounting firm.

As a result of the foregoing, the Company’s completion of its annual consolidated financial statements and required disclosure is being delayed pending the Company’s completion of analysis and evaluation of the potential errors on the previously issued quarterly financial statements for 2009.  As indicated in the Company’s Form 12b-25 filed with the Securities and Exchange Commission on March 16, 2010, the Company will file its Annual Report on Form 10-K as soon as possible and attempt to make such filing by the fifteenth calendar day following the prescribed due date for such report; however, there can be no assurance that the report will be filed within such period.  As such time, the Company intends to file amendments to each of the Filings, as required, disclosing the effect of the accounting errors.

The Company’s Audit Committee and management have discussed the facts and circumstances of the accounting errors and ongoing internal analysis with the Company’s independent auditors.

Item 7.01                      Regulation FD Disclosure.

The information under Item 2.02, above, is incorporated herein by reference.

The information reported under Items 2.02 and 7.01 in this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release dated March 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2010	FUQI INTERNATIONAL, INC.

By: /s/ Yu Kwai Chong
Name Yu Kwai Chong
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated March 16, 2010